Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

SECOND QUARTER FISCAL 2024 RESULTS

•	Financial Highlights
•	Gross Profit for the second fiscal quarter decreased $3.9 million, or 1%, compared to the prior year period, driven by decreases of $74.1 million and $70.2 million in revenue and cost of sales, respectively. The revenue and cost of sales changes were primarily due to wholesale propane prices that were 10.1% lower from Mt. Belvieu, Texas and 15.0% lower from Conway, Kansas compared to the prior year period.
•	Margin per gallon for the second fiscal quarter increased $0.05, or 4%, compared to the prior year period. Likewise, operating income per gallon also increased $0.02, or 5%, compared to the prior year period.
•	Net earnings attributable to Ferrellgas Partners, L.P. decreased $2.3 million, or 2%, compared to the prior year period.
•	Adjusted EBITDA for the second fiscal quarter decreased by $9.0 million, or 6%, compared to the prior year period.
•	Company Highlights
•	The Company acquired Eastern Sierra Propane, based in California, during the second fiscal quarter.
•	Ferrellgas’ focus on technology continues with a digital welcome package for its customers, installation of tank monitoring equipment and its ongoing Enterprise Resource Planning (“ERP”) system implementation.
•	Blue Rhino, the Company’s tank exchange brand, celebrated its 30th birthday. Blue Rhino is working with leading influencers in backyard grilling reaching over 17 million people through the second fiscal quarter.

Liberty, MO., March 8, 2024 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its second fiscal quarter ended January 31, 2024.

“Ferrellgas account managers are one of many high performing teams within Ferrellgas. In the second fiscal quarter, our account managers provided millions of gallons of new business,” said Tamria Zertuche, President and Chief Executive Officer of Ferrellgas. “We believe our General Managers are the best in the industry. Teamed up with the account managers they have grown retail EBITDA, all the while navigating one of the warmest winters on record.”

Gross profit decreased by $3.9 million, or 1%, for the second fiscal quarter compared to the prior year period. The $74.1 million decrease in revenue was partially offset by a decrease of $70.2 million in cost of product as compared to the prior year period. Our wholesale sales price per gallon partially correlates to the change in the wholesale market price of propane. The wholesale market price at our two major supply points averaged 10.1% and 15.0% less in the second fiscal quarter of 2024 compared to the prior year period. These decreases impacted both the revenue and cost of product changes for the period. As expected, propane market cost reduction and stabilization impacted our current period gross profit. Margin per gallon was $1.26 per gallon and $1.21 per gallon for the second fiscal quarter of fiscal 2024 and 2023, respectively. Operating income per gallon was $0.46 per gallon and $0.44 per gallon for the second fiscal quarter of fiscal 2024 and 2023, respectively.

Gallons sold for the second fiscal quarter of 2024 decreased 13.6 million, or 5%, primarily due to customer attrition related to the impact of continued inflationary conditions across the nation and warmer weather during the quarter as compared to the prior year period.

We recognized net earnings attributable to Ferrellgas Partners, L.P. of $95.8 million and $98.1 million in the second fiscal quarter of fiscal 2024 and 2023, respectively. Operating expense as a percentage of total revenue increased 13% for the second fiscal quarter compared to the prior year period. Operating expense – personnel, vehicle, plant and office increased $2.3 million, or 1%. Lower legal costs compared to the prior year period drove the majority of the $5.9 million decrease in General and administrative expense, partially offset by costs related to the technology investments described above.

Adjusted EBITDA, a non-GAAP financial measure, decreased by $9.0 million, or 6%, to $146.9 million in the second fiscal quarter compared to $155.9 million in the prior year quarter. The change was primarily due to  a $3.9 million decrease in gross profit and, after adjusting for a $9.0 million decrease in Legal fees and settlements related to non-core businesses, a $5.4 million increase in Operating, general and administrative expense.

In conjunction with our focus on growth, we acquired Eastern Sierra Propane in January 2024 with seller advising support from Matrix Capital Markets Group, Inc. This additional 150-mile service area in the Eastern Sierra mountains was cultivated by owner Tom Sigler over 30 years and complements our existing California service units. The strategic propane gas storage acquired through the sale will benefit our distribution network.

Technology remains a strategic priority as we advance various business initiatives such as the design and implementation of the ERP system noted above. Our digital welcome package and tank monitoring installations are other customer service enhancements. As a nationwide logistics company, we will benefit from having better data, miles and minutes management and pricing tools which in turn will allow us to deliver product to our customers timely and efficiently.

Blue Rhino celebrated its 30th birthday this year. A special edition tank sleeve is rolling out nationally to commemorate the occasion. Blue Rhino fans have the opportunity to enter a nationwide sweepstakes to become an honorary Chief Grilling Officer and receive a BBQ master class for up to 30 friends. Grilling enthusiasts can also view favorite grilling recipes on our 30th anniversary e-cookbook in addition to participating in other events.

On Friday, March 8, 2024, the Company will conduct a teleconference at https://edge.media-server.com/mmc/p/5po8ehpw to discuss the results of operations for the second fiscal quarter ended January 31, 2024. The webcast of the teleconference will begin at 8:30 a.m. Central Time (9:30 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at 65,000 locations nationwide. Blue Rhino is proudly celebrating its 30th birthday this year with an exclusive sweepstakes, prizes, and more. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2023 with the Securities and Exchange Commission on September 29, 2023. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward-Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2023, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	January 31, 2024	July 31, 2023

Current assets:
Cash and cash equivalents (including $10,789 and $11,126 of restricted cash at January 31, 2024 and July 31, 2023, respectively)	$139,154	$137,347
Accounts and notes receivable, net	226,920	159,379
Inventories	100,253	98,104
Price risk management asset	15,276	11,966
Prepaid expenses and other current assets	33,729	29,135
Total current assets	515,332	435,931

Property, plant and equipment, net	622,935	615,174
Goodwill, net	257,006	257,006
Intangible assets (net of accumulated amortization of $354,139 and $349,614 at January 31, 2024 and July 31, 2023, respectively)	116,911	106,615
Operating lease right-of-use assets	54,034	57,839
Other assets, net	54,735	58,838
Total assets	$1,620,953	$1,531,403

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$67,912	$35,115
Current portion of long-term debt	2,977	2,597
Current operating lease liabilities	24,983	24,600
Other current liabilities	203,785	197,030
Total current liabilities	299,657	259,342

Long-term debt	1,458,693	1,456,184
Operating lease liabilities	30,345	34,235
Other liabilities	25,563	29,084

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at January 31, 2024 and July 31, 2023)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 Units outstanding at January 31, 2024 and July 31, 2023)	(1,158,241)	(1,205,103)
Class B (1,300,000 Units outstanding at January 31, 2024 and July 31,2023)	383,012	383,012
General partner Unitholder (49,496 Units outstanding at January 31, 2024 and July 31, 2023)	(70,092)	(70,566)
Accumulated other comprehensive income	7,313	1,059
Total Ferrellgas Partners, L.P. deficit	(838,008)	(891,598)
Noncontrolling interest	(6,646)	(7,193)
Total deficit	(844,654)	(898,791)
Total liabilities, mezzanine and deficit	$1,620,953	$1,531,403

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Six months ended		Twelve months ended
	January 31,		January 31,		January 31,
	2024	2023	2024	2023	2024	2023
Revenues:
Propane and other gas liquids sales	$584,209	$651,886	$923,143	$1,037,730	$ 1,802,305	$ 2,025,401
Other	25,668	32,057	57,747	59,502	107,818	106,927
Total revenues	609,877	683,943	980,890	1,097,232	1,910,123	2,132,328

Cost of sales:
Propane and other gas liquids sales	277,838	347,492	450,018	560,573	892,802	1,130,826
Other	3,730	4,243	8,171	9,019	15,065	14,361

Gross profit	328,309	332,208	522,701	527,640	1,002,256	987,141

Operating expense - personnel, vehicle, plant & other	159,638	157,355	304,284	287,095	594,709	562,573
Operating expense - equipment lease expense	5,343	5,586	10,719	11,610	22,361	22,992
Depreciation and amortization expense	24,435	23,069	48,839	45,700	96,509	93,358
General and administrative expense	17,191	23,115	30,016	37,948	62,806	62,369
Non-cash employee stock ownership plan compensation charge	900	722	1,620	1,445	3,110	2,955
Loss on asset sales and disposals	382	290	1,717	1,970	5,438	3,217

Operating income	120,420	122,071	125,506	141,872	217,323	239,677

Interest expense	(24,359)	(23,177)	(48,520)	(48,186)	(98,046)	(97,745)
Other income, net	849	544	2,185	1,013	3,797	1,539

Earnings before income tax expense	96,910	99,438	79,171	94,699	123,074	143,471

Income tax expense	309	503	471	521	931	925

Net earnings	96,601	98,935	78,700	94,178	122,143	142,546

Net earnings attributable to noncontrolling interest (1)	812	835	467	623	584	797

Net earnings attributable to Ferrellgas Partners, L.P.	$95,789	$98,100	$78,233	$93,555	$ 121,559	$ 141,749

Class A unitholders' interest in net earnings (loss)	$11,226	$11,557	$6,421	$8,592	$ 8,000	($ 19,532)

Net loss per unitholders' interest
Basic and diluted net earnings (loss) per Class A Unit	$2.31	$2.38	$1.32	$1.77	$ 1.65	($ 4.02)
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858	4,858	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Six months ended		Twelve months ended
	January 31,		January 31,		January 31,
	2024	2023	2024	2023	2024	2023
Net earnings attributable to Ferrellgas Partners, L.P.	$95,789	$98,100	$78,233	$93,555	$ 121,559	$ 141,749
Income tax expense	309	503	471	521	931	925
Interest expense	24,359	23,177	48,520	48,186	98,046	97,745
Depreciation and amortization expense	24,435	23,069	48,839	45,700	96,509	93,358
EBITDA	144,892	144,849	176,063	187,962	317,045	333,777
Non-cash employee stock ownership plan compensation charge	900	722	1,620	1,445	3,110	2,955
Loss on asset sales and disposal	382	290	1,717	1,970	5,438	3,217
Other income, net	(849)	(544)	(2,185)	(1,013)	(3,797)	(1,539)
Severance costs	—	634	—	644	-	725
Legal fees and settlements related to non-core businesses	103	9,107	1,157	13,979	8,929	16,979
Business transformation costs (1)	691	—	965	—	3,053	-
Net earnings attributable to noncontrolling interest (2)	812	835	467	623	584	797
Adjusted EBITDA (3)	146,931	155,893	179,804	205,610	334,362	356,911
Net cash interest expense (4)	(21,424)	(20,265)	(42,171)	(42,871)	(85,995)	(95,498)
Maintenance capital expenditures (5)	(4,039)	(4,375)	(8,569)	(10,207)	(18,531)	(19,587)
Cash paid for income taxes	(256)	(447)	(359)	(496)	(955)	(1,107)
Proceeds from certain asset sales	900	736	1,380	1,488	2,044	2,875
Distributable cash flow attributable to equity investors (6)	122,112	131,542	130,085	153,524	230,925	243,594
Less: Distributions accrued or paid to preferred unitholders	16,250	16,222	32,501	32,473	64,342	64,438
Distributable cash flow attributable to general partner and non-controlling interest	(2,443)	(2,631)	(2,602)	(3,070)	(4,619)	(4,872)
Distributable cash flow attributable to Class A and B Unitholders (7)	103,419	112,689	94,982	117,981	161,964	174,284
Less: Distributions paid to Class A and B Unitholders (8)	—	—	—	—	49,998	49,998
Distributable cash flow excess (9)	$103,419	$112,689	$94,982	$117,981	$ 111,966	$ 124,286

Propane gallons sales
Retail - Sales to End Users	203,054	213,662	317,494	332,058	587,579	625,273
Wholesale - Sales to Resellers	57,978	60,945	105,743	104,814	206,819	205,318
Total propane gallons sales	261,032	274,607	423,237	436,872	794,398	830,591

(1)	Non-recurring costs included in “Operating, general and administrative expense” primarily related to the implementation of an ERP system as part of our business transformation initiatives.
(2)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(3)	Adjusted EBITDA is calculated as net earnings attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on asset sales and disposals, other income, net, severance costs, legal fees and settlements related to non-core businesses, business transformation costs, and net earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(4)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(5)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(6)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(7)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(8)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2024 or fiscal 2023.

(9)	Distributable cash flow excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.